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                                                                   EXHIBIT 11.1


GART SPORTS COMPANY
Statement re Computation of Per Share Earnings


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                                                                             Thirteen weeks ended        Twenty-six weeks ended
                                                                             1-Aug-98     5-Jul-97       1-Aug-98       5-Jul-97
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Earnings (loss) per share:


Net income (loss) attributable to common stock                              $    2,299  $        125   $      (533)   $      1,275

Common and common equivalent shares outstanding:

    Historical common shares outstanding at beginning of period              7,679,550     5,505,677      7,679,550      5,505,944

    Effect of common stock and common stock equivalents
    issued within one year prior to initial public offering.                       211          ----            106           ----

    Weighted average common equivalent shares issued                           179,391          ----           ----           ----

    Weighted average treasury stock purchased                                                 (2,533)                       (1,533)

    Weighted average shares of common stock                                       ----          ----           ----           ----

    Weighted average shares of common and common equivalent
    shares outstanding                                                       7,859,152     5,503,144      7,679,656      5,504,411

Earnings (loss) per share                                                   $     0.29  $       0.02   $     (0.07)   $       0.23
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